Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 2, 2026, relating to the special purpose portfolio of investments and the related notes of the separately managed account advised by Polen Capital Management, LLC, as of February 28, 2026, and to the references to our firm under the heading “Financial Statements” and “Additional Service Providers” in the Statement of Additional Information.

Cohen & Company, Ltd.

Philadelphia, Pennsylvania

April 2, 2026